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                                   EXHIBIT 5.1



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                              Law Offices of
                              Max C. Tanner
                    2950 East Flamingo Road   Suite G
                         Las Vegas, Nevada 89121
                Phone (702) 369-9614   Fax (702) 369-5731
                        E-mail: maxctanner@aol.com


August 6, 1998

Board of Directors
D. H. Marketing & Consulting, Inc.
300 Keystone Street
Hawley, PA 18428

RE:  D.H. Marketing & Consulting, Inc.
     Registration Statement on Form S-8

Gentlemen:

     I have represented D.H. Marketing & Consulting, Inc., a Nevada corporation, (the "Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the proposed issuance of 300,000 shares of the Company's common stock, par value $.0003 per share, (the "Shares") pursuant to the terms of the Consultant Agreement with Columbia Financial Group dated August 1, 1998 (the "Consultant Agreement"). In this connection, I have examined such documents and corporate records as I have deemed necessary to examine for the purpose of this opinion.

     I am of the opinion that the Shares will be, when issued pursuant to the Consultant Agreement, legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Sincerely,

THE LAW OFFICES OF MAX C. TANNER


/s/ MAX C. TANNER
Max C. Tanner, Esquire